UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 26, 2015

COVIDIEN PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33259	98-0624794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Lower Hatch Street Dublin 2, Ireland
(Address of principal executive offices)	(Zip Code)

+353 1 438-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note.

On January 26, 2015, pursuant to the transaction agreement, dated as of June 15, 2014, among Medtronic, Inc., a Minnesota corporation (“Medtronic”), Covidien public limited company, an Irish public limited company (“Covidien”), Kalani I Limited (now known as Medtronic plc, a public limited company organized under the laws of Ireland (“New Medtronic”)), Makani II Limited, a private limited company organized under the laws of Ireland and a wholly owned subsidiary of New Medtronic (“IrSub”), Aviation Acquisition Co., Inc., a Minnesota corporation (“U.S. AcquisitionCo”), and Aviation Merger Sub, LLC, a Minnesota limited liability company and a wholly owned subsidiary of U.S. AcquisitionCo (“MergerSub”) (the “Transaction Agreement”), (a) New Medtronic and IrSub acquired Covidien (the “Acquisition”) pursuant to a scheme of arrangement (the “Scheme”) under Section 201, and a capital reduction under Sections 72 and 74, of the Irish Companies Act of 1963 and (b) MergerSub merged with and into Medtronic, with Medtronic as the surviving corporation in the merger (the “Merger” and, together with the Acquisition, the “Transactions”). Following the consummation of the Transactions, each of Medtronic and Covidien became subsidiaries of New Medtronic.

This Current Report on Form 8-K should be read in conjunction with the other Current Report on Form 8-K filed by Covidien on January 26, 2015.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the completion of the Transactions, and effective as of January 26, 2015, José E. Almeida, Joy A. Amundson, Craig Arnold, Robert H. Brust, Christopher J. Coughlin, Randall J. Hogan, Dennis H. Reilley, Stephen H. Rusckowski and Joseph A. Zaccagnino resigned their positions as directors on the board of directors of Covidien (the “Covidien Board”) in accordance with the Transaction Agreement. None of these resignations was a result of any disagreement with Covidien, its management or the Covidien Board or any matter relating to Covidien’s operations, policies or practices.

Further, four directors were appointed to the Covidien Board on January 26, 2015, effective immediately:

Philip J. Albert, age 49, has been the Vice President of Corporate Tax at Medtronic since 2005. Before joining Medtronic in 1993, Mr. Albert spent five years at Arthur Andersen LLP in its St. Paul, Brussels and Minneapolis offices. Mr. Albert received a Master’s in Business Taxation in 2001 from the University of Minnesota, Carlson School of Management.

Gerard Kilcommins, age 53, has been the Vice President of Global Vascular Operations and Supply Chain for Medtronic since 2011. Prior to that, Mr. Kilcommins was the Vice President of Global Vascular Coronary and Endovascular Operations from 2007 to 2011. In addition, Mr. Kilcommins has been the General Manager of Medtronic’s Galway site in Ireland since 2003. Mr. Kilcommins has held various engineering and operations roles since joining Medtronic in 1999. Mr. Kilcommins has over 25 years of experience working in the healthcare industry. Mr. Kilcommins began his career as a Mechanical Engineer with Healthdyne in Shannon, Ireland and later joined Becton Dickinson in Dublin, Ireland. In the late 1980s, Mr. Kilcommins joined CR Bard in Galway, which subsequently became part of Medtronic via acquisition in 1999.

Jacinta Lambert, age 46, has been Director of Finance of Covidien since 2009. A member of the Covidien Irish leadership council, she also is member of the of the Economic and Tax group with the Irish Business and Employers Confederation. Prior to this role, Jacinta held the position of Chief Accounting Officer with ESG Re Ltd, a global reinsurance company. A Chartered Certified Accountant (FCCA), she has held senior finance positions in a number of U.S. multinational corporations and has experience with corporate governance, mergers, acquisitions, management buy-out and restructuring. She has recently successfully completed final examinations in Company Direction for the Chartered Director qualification.

Keyna Skeffington, age 52, has been the Vice President, Legal – Corporate and Securities at Medtronic since 2007. She has also served as Assistant Corporate Secretary of Medtronic since 2005. Before joining Medtronic in 2004, Ms. Skeffington was a partner in the Corporate Finance group of Faegre & Benson LLP in Minneapolis, Minnesota (now known as Faegre Baker Daniels LLP).

There are no arrangements or understandings between any director and any other person pursuant to which such director was selected as a director, other than the provisions of the Transaction Agreement relating to the appointment of directors.

In connection with the completion of the Transactions, and effective as of January 26, 2015, each officer of Covidien immediately prior to the completion of the Transactions ceased to be an officer of Covidien.

Additionally, the following persons became officers of Covidien on January 26, 2015, effective immediately:

Gary L. Ellis, age 57, was appointed President and Chief Executive Officer. Mr. Ellis has been Executive Vice President and Chief Financial Officer of Medtronic since April 2014. Prior to that, he was Senior Vice President and Chief Financial Officer from May 2005 to April 2014; Vice President, Corporate Controller and Treasurer from October 1999 to May 2005 and Vice President and Corporate Controller from August 1994 to October 1999. Mr. Ellis joined Medtronic in 1989 as Assistant Corporate Controller and was promoted to Vice President of Finance for Medtronic Europe in 1992 until being named as Corporate Controller in 1994. Mr. Ellis is a member of the board of directors of The Toro Company and past chairman of the American Heart Association.

Ms. Lambert was appointed Vice President of Finance, in addition to her appointment as a director to the Covidien Board.

Benefit Plans and Employment Agreements Amended and Assumed

In connection with the completion of the Transactions, and effective as of January 26, 2015, the New Medtronic Board approved the assumption of the following plans by New Medtronic and for Covidien Ordinary Shares underlying awards under such plans to be replaced with a number of New Medtronic shares calculated in accordance with and subject to the terms of the Transaction Agreement.

•	Covidien Separation and Distribution Agreement Equity Awards
•	Covidien Stock and Incentive Plan
•	Covidien Savings Related Share Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVIDIEN PUBLIC LIMITED COMPANY
(Registrant)

Date: January 26, 2015	By:	/s/ Gary L. Ellis
	Name: Title:	Gary L. Ellis President and Chief Financial Officer

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